Exhibit 10.6

www.wns.com

Amendment no. 2 to the Employment Agreement (“the Agreement”) between WNS Global Services Private Limited (together with its affiliates and their respective successors and assigns, “the Company”) and R. Swaminathan (the “Employee”) dated November 29, 2010.

Whereas under the Agreement with an amendment no. 1 dated October 14, 2015, the Company offered to, and accepted by, the Employee the terms of employment of the Employee with the Company;

Whereas the terms defined in this Agreement shall have the same meaning and reference made in the Agreement;

And Whereas the Company and the Employee now agree to certain changes to the terms of the Agreement as detailed hereunder.

1.	Section 15.1 (i) titled “Termination” is amended as –

The Company may terminate the Employee at any time Without Cause from the position in which the Employee is employed hereunder upon providing not less than 3 months prior written notice to the Employee or compensation in lieu thereof. The Employee may terminate his/her employment for Good Reason (as defined below) at any time, subject to notice and cure provisions described below. However, the Company may with “Cause” (as defined in clause 1.1 (c) hereinabove) immediately terminate the service of the Employee and/or this Agreement if the Employee is found to be in material breach of any of the terms of this Agreement and/or Non-Disclosure Agreement.

If the Employee’s employment with the Company is terminated by the Company Without Cause or by the Company for Cause or by the Employee for Good Reason pursuant to this Section 15.1 (i), the Company shall pay or provide to the Employee, (i) Employee’s earned but unpaid Fixed Salary accrued through such Date of Termination, (ii) accrued but unpaid vacation time through such Date of Termination, (iii) reimbursement of any business expenses incurred by the Employee prior to the Date of Termination that are reimbursable, and (iv) any vested benefits and other amounts accruing prior to the Date of Termination due to the Employee under any employee benefit plan (collectively, the “Accrued Obligations”).

In addition, in the event of Employee being terminated in accordance with Section 15.1 (i), either by the Company for Without Cause or by the Employee for Good reason, subject to Employee’s execution and non-revocation of a binding Release and Employee’s continued compliance with the terms of this Agreement and/or the Non-disclosure Agreement, the Employee shall be entitled to the following payments and benefits from the Company (the “Severance”):

i.	Continued payment of Employee’s Fixed Salary at the rate in effect as of the Date of Termination for a period of 6 months following the Date of Termination.

ii.

Employee would be eligible to receive, accelerated vesting of all unvested RSUs [including Time, Performance & Over Performance] that would have vested in the year of Termination and accelerated vesting of all the unvested RSUs that would have vested on Time basis in the next two fiscal years post the year of Termination. Such acceleration will exclude any RSU grants awarded as part of the Supercharge Program.

AUSTRALIA

CHINA

COSTA RICA

INDIA

THE PHILIPPINES

ROMANIA

SRI LANKA

SOUTH AFRICA

UAE

UK

USA

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

www.wns.com

2.	Section 13.1 titled “Non-Competition” is hereby deleted in its entirety and replaced with the following:

Non-Competition. The Employee agrees that, during the period of employment and 12 months thereafter, he/she will not, either directly or indirectly through his/her explicit actions, with or without compensation, individually or as the employee, broker, agent, consultant, contractor, advisor, solicitor, greater than 2% stockholder, trust beneficiary, proprietor, partner, member or person interested in, affiliated with or rendering services to any other entity, engage in, provide, offer to provide, or assist anyone in providing, services to or for a business that conducts activities (whether directly or through an affiliate or subsidiary) substantially the same as or similar to the Company’s Business (as defined below) or that competes with the Company’s Business.

3.	Following definitions is added in Section 1.1 titled “Definitions”:

(i)	“Business” shall mean the operation of an offshore BPO services company or a large global BPO services company with significant offshore operations.

(j)

“Client” shall mean a customer or client for whom or which the Company has performed during the preceding twelve months or is then-performing services or has agreed to perform services in the course of the Company’s Business or any potential customer or client with which the Company is then or has been in active negotiation, in either case, at any time during my employment with the Company, notwithstanding that such customer or client may be or may have been, induced to give its patronage to the Company by my solicitations or by someone on my behalf, either during my usual hours of employment or otherwise, and notwithstanding that such customer or client previously may have been my customer or client.

(k)

“Good Reason” shall mean a reduction of more than 15% of Employee’s Base Salary or Performance Bonus opportunity provided such decrease is not applicable for other similarly situated employees in the Company or a material diminution in Employee’s title or duties and responsibilities under this Agreement; provided, that Employee shall give the Company written notice (in accordance with Section 18 hereof) stating in reasonable detail the facts or circumstances giving rise to Good Reason and, to the extent capable of cure, the Company shall have thirty (30) days to cure such facts or circumstances.

This Amendment is effective November 01, 2022. All other terms of the Employment Agreement as amended, subject to this amendment, shall remain valid and binding.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name on and its behalf, as of this 01 day of November, 2022.

Accepted by the Employee

/s/ Keshav R. Murugesh	/s/ R. Swaminathan
Keshav R. Murugesh	Name : R. Swaminathan
Group CEO

Date: 11/22/2022	Date : 11/28/2022

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196